Exhibit 99.1

Dietrich Metal Framing Purchases the Remaining Share of Dietrich Metal Framing Canada

     COLUMBUS, Ohio--(BUSINESS WIRE)--Nov. 30, 2005--Dietrich Metal Framing, a Worthington Industries company (NYSE:WOR), today announced that it has acquired the remaining 40 percent equity interest in Dietrich Metal Framing Canada, its Canadian metal framing joint venture, from its partner Encore Coils.
     The joint venture was formed in November 2004 as a platform to provide Dietrich's light gauge steel framing, proprietary products, building systems and services to the Canadian construction market.
     In the twelve months since formation, Dietrich Metal Framing Canada established manufacturing facilities in Mississauga, a suburb of Toronto; Burnaby, a suburb of Vancouver and Montreal. Each facility is equipped with the latest, high speed roll forming and processing technology. An additional facility is being considered for Alberta.
     "We appreciate Encore's contribution and their help in the aggressive development and start-up of our three new Canadian manufacturing facilities," said Ed Ponko, President of Dietrich Metal Framing. "Making the operations a wholly-owned subsidiary is a natural progression to complement our customer strategy for North America. We are pleased with the progress and our ability to serve our loyal Canadian customers from local facilities."
     "Being able to work with the market leader in light gauge metal framing was very rewarding," said Roger Wild, Executive Vice President of the Encore Group. "We enjoyed the relationship - mission accomplished."

     Dietrich Metal Framing is the largest manufacturer of steel framing products in the United States. Dietrich's 2,000 employees in 27 facilities use state-of-the-art equipment and in-house metallurgic labs to ensure superior product performance and competitive prices. Dietrich Metal Framing, founded in 1959, is a Worthington Industries Company.

     Headquartered in Edmonton, Alberta, Encore Coils offers slitting, blanking, decoiling and inventory management services from facilities in Edmonton and Calgary, Alberta; Kelowna and Surrey, British Columbia; Saskatoon, Saskatchewan; and Winnipeg, Manitoba. Encore was formed after the acquisition of the North American specialty metals and carbon flat-rolled steel distribution businesses of Corus in March 2004. The specialty metals business was renamed Encore Metals and the flat-rolled steel business became Encore Coils.

     Safe Harbor Statement

     The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


     CONTACT: Worthington Industries, Inc.
              Corporate Communications:
              Cathy Mayne Lyttle, 614-438-3077
              cmlyttle@WorthingtonIndustries.com
              or
              Investor Relations:
              Allison McFerren Sanders, 614-840-3133
              asanders@WorthingtonIndustries.com